Exhibit 99.1
CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

CHART INDUSTRIES
August 18, 2006
8:30 AM EDT

Coordinator	Good day, and welcome to the Chart Industries, Inc., Second Quarter 2006 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded. Thank you. I would now like to turn the conference over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and Chief Financial Officer. You may begin your conference, sir.

M. Biehl	Thank you. Good morning, everyone. I’d like to thank all of you for joining us today and welcome you to the Chart Industries’ Second Quarter 2006 conference call. We’ll discuss the results of operations for the three months ended June 30, 2006. You should have already received our earnings news release that was issued yesterday evening. If you have not received the release, you may retrieve it by visiting our Website, www.chart-ind.com.

Before we begin, the company would like to remind you that the statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause these actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding such statements and risk factors included in the company’s latest filings with the SEC. These filings are available through the Investor section of our Website or through the SEC Website, www.sec.gov. Chart does not undertake any ongoing obligation other than that imposed by law to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after this call.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

Now, having taken care of the necessary disclosures, let me introduce Sam Thomas, our President and Chief Executive Officer, who will provide an overview of the business and our consolidated second-quarter results.

S. Thomas	Thanks, Michael. Good morning, and thanks, everyone, for calling in today. Let me first say hello to the various analysts and investors that I have met on the recent IPO road show, and also to any of you who have invested in Chart Industries since, and of course, anyone who is considering an investment in Chart.

As most of you probably know, we completed our initial public offering and our shares began trading on July 26th. We sold 12.5 million shares excluding the IPO over-allotment option of 1.875 million shares. $25 million of the IPO net proceeds were used to make a voluntary principal repayment on the company’s term loan in the third quarter of 2006 under our senior secured credit facility, and the remaining proceeds were used to pay a dividend to the existing shareholders prior to the IPO.

Since this is the first earnings conference call of the public company, I would like to take a few minutes to give you a brief overview of our business. We are a leading global manufacturer of highly engineered equipment used in the production, storage, and end use of hydrocarbon and industrial gases. The majority of our products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. We have domestic operations located in eight states, and an international presence in Australia, China, the Czech Republic, Germany, and the U.K.

In addition, we have three operating segments: Energy and Chemicals, Distribution and Storage, and BioMedical. Our energy and chemical and Distribution and Storage segments manufacture products used in energy-related and other applications, such as the separation, liquefaction, Distribution and Storage of hydrocarbon and industrial gases. Products in our energy and chemical segment include heat exchangers, cold boxes, and liquid natural gas vacuum-insulated pipe. Our Distribution and Storage segment products include bulk storage tanks ranging in size from 500 gallons to 150,000 gallons, and package gas systems from 160 to 2,000 liters. These allow smaller quantities of industrial gases to be delivered to end-use customers. Last, our BioMedical segment products include medical oxygen, biological storage systems, and MRI components.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

Now I would like to discuss our consolidated second-quarter results. I’m pleased to announce that net sales in the second quarter of 2006 were $129.4 million, and represented an increase of approximately 30% compared to the net sales of $99.7 million in the second quarter of 2005, reflecting strong sales across all of our business segments. Orders for the second quarter of 2006 were $150.1 million and were up 20% compared to the $125 million for the first quarter of 2006, and 28% compared to $117 million in the second quarter of 2005 as we continue to benefit from strong growth in the global hydrocarbon and industrial gas markets. Our backlog at June 30th reached $276.9 million and was up 17% compared to the $237 million at March 31, 2006, and 55% compared to $178.7 million at June 30, 2005.

Our gross profit in the second quarter of 2006 was higher by more than $6 million or 22% compared to the second quarter of 2005, primarily driven by higher sales volume. Our gross profit margin for the 2006 second quarter was favorably impacted by improvements in both our Distribution and Storage and BioMedical segments, but was down slightly at 28% compared with 2005 due to lower margins in our Energy and Chemicals segment.

Selling, general and administrative, or SG&A expense, was $21.2 million or 16% of sales for the second quarter of 2006, compared with $14.5 million or 15% of sales for the same quarter in 2005. The increase in SG&A expense in the second quarter of 2006 was primarily due to higher employee-related and infrastructure costs to support our overall business growth. Also contributing to the increase in SG&A expense were $2.8 million or 2% of sales of higher amortization for finite-lived intangible assets that were recorded at fair value under purchase accounting as a result of the October 17, 2005 acquisition by First Reserve; and $0.6 million of cost incurred related to storm damage at an Energy and Chemicals project site.

Net interest expense for the second quarter of 2006 was $6.6 million, compared with $1.6 million for the second quarter of 2005. The $5 million increase was attributable to increased long-term debt as a result of the First Reserve acquisition. In addition, other income expense included $0.4 million of financing cost amortization in the second quarter of 2006, also related to the acquisition.

Income tax expense of $2.5 million for the second quarter of 2006 represented taxes on both domestic and foreign earnings at an estimated effective income tax rate of 32%, compared with $4.9 million for the

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second quarter of 2005, at an effective rate of 36%. The decrease in the effective tax rate was primarily attributable to lower statutory rates in certain foreign countries and a higher expected mix of foreign earnings.

In summary, our consolidated net income in the second quarter of 2006 was $5.3 million or $0.50 per diluted share. After giving effect to shares issued in our IPO subsequent to June 30th, net income per diluted share would have been $0.21 on a pro forma basis.

Cash provided by operating activities was $18.4 million for the second quarter of 2006, compared with cash used by operating activities for the second quarter of 2005 of $1.0 million. This increase of $19.4 million is primarily attributable to improved cash earnings and working capital management.

Now I will turn the call back over to Michael and he’ll take a few minutes to give you the highlights of the second-quarter results for each of our operating segments.

M. Biehl	Thank you, Sam. Our Energy and Chemicals backlog at June 30th, 2006, was $168.2 million, an increase of 22%, compared with $137.3 million at March 31, 2006, an increase of 76% compared with a backlog of $95.4 million at June 30, 2005. The backlog at June 30, 2006 does include $18.6 million of acquired backlog from Cooler Service Company, which was acquired by Chart in the second quarter of 2006, as previously announced.

Our Energy and Chemicals segment sales improved by almost 70% to $42.5 million for the second quarter of 2006, compared to $25.1 million for the same quarter in the prior year. This increase resulted primarily from larger projects in both heat exchangers and process systems, driven by continued growth in the liquid natural gas and natural gas segments of the hydrocarbon processing markets, along with several thermal vacuum simulation chambers. Gross profit declined by $800,000 to $6.2 million in the second quarter of 2006, primarily due to higher-than-anticipated project execution and field installation costs incurred on some process system projects. Two of these projects are long-term on-site construction projects. Under the percentage of completion method of accounting, the cumulative impact of revisions to these cost estimates are required to be reflected in the financial statements prior to issuance, and as a result, these higher cost estimates have been included in our second-quarter financial statements.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

Our Distribution and Storage backlog reached $103.1 million at June 30, 2006, an increase of 9% compared with $94.6 million at March 31, 2006, and an increase of 34% compared with backlog of $76.9 million at June 30, 2005. Our Distribution and Storage segment sales increased for the second quarter of 2006 by 20% to $66.5 million, compared with $55.3 million for the second quarter of 2005. Bulk storage and packaged gas systems sales were stronger, primarily due to higher volume and the continued growth in the global industrial gas market, and to a lesser extent, due to price increases. Distribution and Storage profit increased by $5.7 million to $22.2 million in the second quarter of 2006, and gross profit margin improved by 4 percentage points to 33%, primarily due to higher sales volume, manufacturing productivity improvements, a shift in sales mix to higher margin products, and to a lesser extent, again, the timing of the product price increases to absorb higher raw material costs.

Our BioMedical sales for the second quarter of 2006 reflected a 5% increase to $20.4 million, compared with $19.3 million for the second quarter of 2005. Biological storage system sales increased due to higher demand, primarily in international markets, and our MRI and other product sales also increased due to the higher volume. BioMedical segment gross profit increased $1.5 million, to $7.7 million in the second quarter of 2006, while the margin improved by 6 percentage points to 38% compared with the same quarter in the prior year. These improvements were primarily due to higher volume and improved manufacturing productivity, including, for the medical/respiratory product line that was relocated from our closed Burnsville, Minnesota manufacturing facility to our Canton, Georgia facility in 2005.

Sam will now review our outlook with you.

S. Thomas	Thank you, Michael. In terms of an outlook for the remainder of the year, we expect to see growth in backlog and sales over the remaining six months of 2006, compared with the same period in 2005. Net income per share on a weighted average diluted basis for 2006 is expected to be in a range of $1.35 to $1.43, based on historical weighted-average shares outstanding and the expected impact of dilutive options for the year.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

After giving full effect to shares issued in the IPO, the expected range for net income per share on a diluted basis for 2006 would be $0.89 to $0.94 on 25.8 million shares on a pro forma basis at year end.

Operator, this concludes our remarks on the second-quarter results. Can you please open up the lines for questions? Thank you.

Coordinator	Thank you. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from James West of Lehman Brothers.

J. West	It looks like we had pretty strong orders for the quarter. I wanted to know if there were any large orders in the order rate, and what the mixture of the new backlog is.

S. Thomas	The strength in orders was across the Distribution and Storage and E&C business. There were no especially notable orders, in other words, orders above $15 million, but generally broad strength across the range. We were, I’d say, particularly pleased with the number of smaller-scale LNG liquefaction projects and also smaller-scale LNG storage projects that came in in Distribution and Storage and Energy and Chemicals. But it was generally broad-based, no outstanding orders to note.

J. West	As we look into the back half of the year, I was wondering about the outlook for additional LNG orders, particularly if we look at Equatorial Guinea No. 2, the Brass River project, some of the other projects out there, what’s your sense on timing for some of the orders there?

S. Thomas	There are conversations with the EP&C firms and sort of looking out further at market intelligence indicates that late third quarter, fourth quarter, perhaps going into early 2007, those projects should reach final investment decisions. But the outlook for them is very strong, with very high pre-award activity going on.

J. West	Okay, great. Thank you.

Coordinator	Your next question comes from the line of Michael Schrage of Caxton.

M. Schrage	Just on the shortfall in the quarter, the E&C shortfall, could you be more specific in terms of the projects that cause these overruns, the impact on the quarter, and what is the futuristic impact from these projects? Are these small projects, big projects? Could you help me out on that?

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

S. Thomas	Certainly. As you know, the Energy and Chemicals group has been growing rapidly. We’ve been ramping the business up on both the process systems side and the heat exchanger side. The projects that were challenging to us and disappointing, if you will, were in the process systems group. There were two in particular where we undertook site construction responsibility, which was an unusual venture for us; we’ve done only very much smaller projects, and frankly, because of our growth, didn’t have the appropriate level of attention, and we’ve encountered cost overruns as well as the normal site installation difficulties.

Those two projects in particular represented roughly a $5.4 million shortfall for us. They include our estimation of the completion costs going forward, so that we’ve reflected higher cost estimates to complete the projects, one of which is expected to end in October, the second in May of next year, for completion. So we believe we’ve properly reflected in the quarter the estimates to finish those projects. In addition, I’m pleased to report, based on those results, that we don’t have any additional onsite construction projects in our backlog or current hot projects list.

Overall, our project margins are good for those projects that are in the margin, and we don’t have the risk of new work that we haven’t done a number of times before going forward.

M. Schrage	Thank you.

Coordinator	You have a follow-up question from M. Schrage of Caxton.

M. Schrage	Just a couple of questions. Can you touch on the industrial chemical activity, order rates, backlog impact? And also, try and give us a handle on the overall growth pattern that we might see in 2007 over 2006 for the entire company?

S. Thomas	Sure. You said industrial chemical. I assume you mean the industrial gas businesses?

M. Schrage	Right.

S. Thomas	We’ve actually seen very robust activity both domestically for the U.S. business as well as in our international markets. Continuing as they have, actually we’ve been somewhat surprised at how robust they are. Going forward, we continue to see very strong quotation activity. Our conversations with key customers are bullish, which leads us to believe the

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decisions we’ve made in terms of investing in the business to add capacity are appropriate, and that the outlook remains very positive.

M. Schrage	What about the overall outlook for the company in terms of growth posture for next year?

S. Thomas	Similarly, we’re confident that over the past few months our outlook has not changed, that the prospects for the company are robust. Our markets continue to look good. However, we’re not providing guidance for 2007 at this time.

M. Schrage	If you looked here at the impact in the second quarter of the cost overruns in the E&C area on a per-share basis, it’s more than $0.10 a share. I was wondering if this impact is going to disappear in the second half, and the gross margin go back to a more normal level and therefore a positive impact on the entire company?

S. Thomas	It will certainly improve. Those two projects, while they’re running out, will be run at very low gross margins compared to the company overall, so they’ll continue to have some impact on our forward results as those projects run out. Aside from that, we feel that the business is – and our gross margin potential continues to look strong.

M. Schrage	But a much lesser impact than we saw in the second quarter?

S. Thomas	We believe so, yes.

M. Schrage	Okay, thank you.

Coordinator	You have one more follow-up from Michael Schrage of Caxton.

M. Schrage	In the LNG area, you did answer Mr. West’s question somewhat on LNG here, but just perhaps give us a little long-term overview on LNG projects and impact on the company over the next couple of years. And also maybe you could discuss it on a regional or global basis.

S. Thomas	We continue to be very encouraged with the potential orders coming to us from the LNG sector both for large-scale plants – the global plants – in particular those planned for West Africa, with Angola, Nigeria, and Equatorial Guinea, as well as projects in the Middle East, Egypt and Northwest Australia having very good potential for our E&C business, both for construction of cold boxes, for LNG liquefiers, as well as the use of vacuum-insulated pipe at those large-scale plants.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

In addition, we see good opportunities for our vacuum-insulated pipe, for large-scale receiving terminals, both on the U.S. Gulf Coast as well as a number of sites in the Mediterranean, around Western Europe, as well as India and China, and Australia, I should say, for some small-scale plants.

The other areas that are very attractive for us going forward as opportunities with LNG is there is significantly increased interest in small-scale LNG, both liquefiers, where – for instance, we’ve taken an order to supply a small-scale liquefier in Pakistan. There are a number of quotations for small-scale liquefiers both in the U.S., across Asia, as well as in South America, actively being pursued.

Finally, our small-scale LNG satellite receiving terminals are also seeing renewed interest in addition to the applications in Scandinavia that we’ve talked about, particularly Norway. We’re seeing renewed interest and heightened interest in bid activity in Pakistan, India, and China, as well as Australia, which we’ve mentioned previously. So overall, we believe that LNG is a very attractive opportunity, and it will continue to become a larger part of Chart’s business. Those opportunities are occurring now, and we expect them to continue to occur through the 2010-2012 range, based on all of the forecasts we see and our discussions with customers.

M. Schrage	A quick question for Mike: On the green shoe here, have those shares been placed?

M. Biehl	They have not. And as you’re aware, if they are not placed, they would be dividended out to the pre-IPO shareholders.

M. Schrage	Would be dividended out if they’re not placed?

M. Biehl	Correct.

M. Schrage	So either way, they’ll be outstanding, then?

M. Biehl	That is correct.

M. Schrage	In terms of future E&C construction projects, is the onsite business no longer going to be offered by your company? Onsite construction?

S. Thomas	Not necessarily. We will be far more reserved going forward. For our existing products, we would prefer to partner with EP&C firms for onsite construction. We won’t get involved in onsite construction projects unless

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August 18, 2006/8:30 AM EDT

we believe, number one, there is a significant long-term opportunity as a result of having done it; and number two, we’re confident that we have the resources in place to properly manage them.

M. Schrage	What is the remaining backlog on those two projects that produced a shortfall in the quarter?

S. Thomas	They would be, very roughly, about $12 million.

M. Schrage	Only $12 million left on those projects?

S. Thomas	Twelve to $15 million. I can update that number, but I’m just taking an estimate. One is 54% complete, the other is 85% complete.

M. Schrage	So basically it’s a runoff here, and you feel you’re pretty well reserved on these remaining parts of the contract, but you’re not going to take much profit – are you going to take any gross margin on these projects as they roll off here?

S. Thomas	Minimal.

M. Schrage	Minimal. So it will affect the gross margin in the second half of the year, but the gross margin impact should be a lot less than it was in the second quarter.

M. Biehl	Michael, it’s already built into our earnings per share range going forward.

M. Schrage	Well your earnings per share range going forward seems to be very conservative. Because you’re not forecasting much more than you earned in the second quarter, in terms of the futuristic profitability for the second half of the year.

S. Thomas	Correct.

M. Schrage	So it would be very conservative, or perhaps maybe overly conservative. I don’t know.

S. Thomas	Okay, perhaps we should move on to the next question.

M. Schrage	Thank you.

Coordinator	Your next question comes from Mark McLean of Morgan Stanley.

CHART INDUSTRIES
August 18, 2006/8:30 AM EDT

M. McLean	Sam, on the $5.4 million shortfall, could you tell me the components of that? You said you had some weather issues. Can you kind of divide that? What portion was weather? What portion was actual cost overruns? If you could elaborate on that a little bit.

S. Thomas	They become intertwined, so it’s a bit of a challenge. But of that $5.4 million, I would say that roughly 30% was driven by weather or initially occurred because of weather challenges and slowed productivity. The balance would be renewed cost estimates based on the lower productivity achieved and the extra work scope driven by those early difficulties.

M. McLean	Thanks a lot.

Coordinator	Your next question comes from Roger Read of Natexis Bleichroeder.

R. Read	If you look at the E&C piece, the backlog for the end of Q2, if I heard correctly, is about $168 million. And you said a portion of that was the Cooler Services acquisition. I was wondering, how much backlog worked off during the quarter? So if I backed out Cooler Services and then said, here was my starting number at $137 million, I believe, where did you actually end up in the quarter in terms of an apples-to-apples backlog build?

S. Thomas	Bear with us just a moment while we pull the number.

R. Read	Sure.

M. Biehl	During the quarter for E&C, in terms of their backlog, Roger, there was roughly $42.5 million of sales.

R. Read	And it was all that backlog coming out?

M. Biehl	Yes.

R. Read	All right, a decent net growth in the backlog as well as the acquisition part.

M. Biehl	Yes, exactly.

R. Read	Okay. In terms of – obviously you’ve walked through the two projects here in the second quarter that had the big impact. Was there any revenue impact of those projects, or was it all strictly a profit line hit? In other words, I was looking for a little higher revenue in the second quarter; it

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came in a little below. I’m just trying to understand if that’s a combined factor or if there just were fewer things that went out the door and then maybe the third quarter looks a little better, because the second quarter didn’t ship something quite on time.

S. Thomas	Under percentage of completion, you would roll off that revenue and it would all fall to the bottom line, so it’s both a revenue and a bottom-line hit.

R. Read	All right, that’s very helpful. Thank you, gentlemen.

Coordinator	There are no further questions at this time, sir. Do you have any closing remarks?

S. Thomas	I’d like to thank all of you for joining us for the conference call. We continue to be very excited about Chart going forward. So thanks very much, everyone, for joining us today. We look forward to talking to you in the future.